EXHIBIT 10.39

PROTOCOLE D’ACCORD TRANSACTIONNEL	SETTLEMENT AGREEMENT [ENGLISH VERSION FOR INFORMATION PURPOSES ONLY]

ENTRE LES SOUSSIGNES :	BY AND BETWEEN THE UNDERSIGNED:

La société WW France, société par actions simplifiée, dont le siège social est sis 7 boulevard des Chênes – parc Ariane – Bâtiment Mars – 78280 Guyancourt, inscrite au R.C.S. de Versailles sous le numéro 722 063 427, et représentée par Nicholas Hotchkin, dûment habilité aux fins des présentes,

The company WW France, a French “société par actions simplifiée”, the registered office of which is located at 7 boulevard des Chênes – parc Ariane – Bâtiment Mars – 78280 Guyancourt, registered with the business and trade register of Versailles under number 722 063 427, and duly represented by Nicholas Hotchkin, duly empowered for the purposes hereof,

Ci-après dénommée « la Société »	Hereinafter referred to as “the Company”

D’une part,	On one hand,

et :	And:

Madame Corinne Pollier-Bousquet, résidant [REDACTED],	Mrs. Corinne Pollier-Bousquet, residing at [REDACTED]

Ci-après dénommé « la Salariée »	Hereafter referred to as “the Employee”

D’autre part,	On the other hand,

Ensemble dénommées ci-après « les Parties ».	Together hereinafter referred to as « the Parties ».

En présence de :	In the presence of:

La société WW.FR, société à responsabilité limitée, dont le siège social est sis 7 boulevard des Chênes – parc Ariane – Bâtiment Mars – 78280 Guyancourt, inscrite au R.C.S. de Versailles sous le numéro B 500 960 034, et représentée par Nicholas Hotchkin, agissant en sa qualité de Gérant, dûment habilité aux fins des présentes,

,

The company WW.fr, a French “société à responsabilité limiée”, the registered office of which is located at 7 boulevard des Chênes – parc Ariane – Bâtiment Mars – 78280 Guyancourt, registered with the business and trade register of Versailles under number 500 960 034, and duly represented by Nicholas Hotchkin, in his capacity as Gérant, duly empowered for the purposes hereof,

Il est préalablement expose ce qui suit :	Whereas:

1. La Salariée a été embauchée par la Société, par contrat de travail à durée indéterminée du 6 octobre 2003, en qualité de Directrice Générale, statut cadre dirigeant.	1. The Employee was hired by the Company under an undated indefinite-term employment contract, dated 6 October 2003, in the capacity of Managing Director, status cadre dirigeant.

En dernier lieu, et conformément à un avenant au contrat de travail en date du 6 mai 2016 (lequel faisait suite à différents avenants), la Salariée occupait les fonctions de Président - International.	Most recently, and according to an amendment to the employment contract dated 6 May 2016 (which followed precedent addenda), the Employee held the functions of President – International.

Au titre de ce contrat, elle percevait en dernier lieu une rémunération moyenne mensuelle brute de base de 34.338, 26 euros à laquelle pouvait s’ajouter une rémunération variable annuelle pouvant aller jusqu’à 60% de la rémunération fixe annuelle selon l’atteinte d’objectifs.

In respect of this contract, the Employee received most recently an average monthly base remuneration of 34,338.26 euros gross; in addition, she was entitled to an annual variable remuneration that could go up to 60% of the annual fixed remuneration, depending on targets reached.

Son salaire moyen mensuel était de ce fait en dernier lieu de 56.426,55 euros bruts.	Her average gross monthly salary was thus most recently of € 56,426.55.

La Salariée était par ailleurs titulaire des mandats sociaux dont la liste figure en annexe 1 du présent protocole.	In addition, the Employee held the several corporate offices which are listed in the appendix 1 to the present agreement.

2. Au cours de l’été 2020, la Salariée était informée d’une réorganisation du fonctionnement de WW au niveau international, dans le cadre de laquelle sa ligne managériale évoluait.	2. Over the summer 2020, the Employee was informed that a reorganization of WW’ operations at an international level, which impacted her reporting line.

La Salariée faisait part à plusieurs reprises à la Société et plus largement au groupe de son désaccord avec cette réorganisation. Elle considérait que son poste était largement impacté dans ce cadre dans la mesure où sa ligne managériale évoluait substantiellement au point de ne plus pouvoir exercer les responsabilités correspondant à son poste.

The Employee indicated several times to the Company and the group that she disagreed with the contemplated reorganization. She considered that her functions were very impacted since her reporting line evolved significantly to the extent that she could not fully exercise the responsibilities attached to her job.

La Société considérait pour sa part qu’eu égard au poste occupé par la Salariée et au niveau de ses responsabilités, elle ne pouvait tolérer un désaccord de cette dernière avec la réorganisation de son fonctionnement au niveau international.

The Company considered on its part that considering the Employee’s position and level of responsibilities, it could not be tolerated that she disagrees with the strategy and change in reporting line arising from the reorganization of its operations at an international level.

3. C’est dans ce contexte que la Société convoquait la Salariée, par lettre remise en main propre contre décharge en date du 28 septembre 2020, à un entretien préalable à un éventuel licenciement qui s’est tenu le 5 octobre 2020.

3. In this context, the Company summoned the Employee, by hand-delivered letter dated 28 September 2020, to a pre-dismissal meeting which took place on 5 October 2020.

A la suite de cet entretien, la Société notifiait par lettre recommandée avec accusé de réception en date du 8 octobre 2020 à la Salariée son licenciement pour cause réelle et sérieuse fondé sur un désaccord sur la stratégie et la réorganisation associée du groupe. Les Parties renvoient aux raisons exposées dans la lettre de licenciement pour plus de détails.

Following this pre-dismissal meeting, the Company gave the Employee by registered letter with acknowledgment of receipt dated 8 October 2020 notice of her dismissal for a real and serious cause based on a disagreement on the strategy and the associated reorganization of the group. The Parties refer to the reasons set out in the dismissal letter for more details.

La Salariée était éligible à un préavis de 3 mois jusqu’au 10 janvier 2021 dont elle était intégralement dispensée d’exécution.	The Employee was eligible to a 3-month notice period until 10 January 2021 during which she was exempted from working.

Parallèlement, la Salariée était révoquée de son mandat de Gérant au sein de la société WW.fr.	In the meantime, the Employee was removed from her corporate mandate of Director (Gérant).

Compte tenu de la situation, la Salariée démissionnait de tous les autres mandats sociaux dont elle était titulaire au sein du groupe WW, qui sont listés en annexe 1 du présent accord, en les remettant à la disposition du groupe, en expliquant qu’elle considérait qu’elle n’avait pas d’autre choix dans la mesure où son poste de Président International était vidé de sa substance.

In light of the situation, the Employee resigned from all the other corporate offices she held in the WW group, which are listed in the appendix 1 to the present agreement, by releasing them to the group, while explaining that she considered that she had no other choice since her position as President International was very impacted.

4. A la suite de la réception de cette lettre, la Salariée contestait vivement la décision de licenciement prise à son encontre, considérant que celle-ci ne reposait sur aucune cause réelle et sérieuse et lui causait un préjudice particulièrement important et ce à plusieurs titres.

4. As soon as she received notification of her dismissal, the Employee vividly challenged the Company’s decision to dismiss her, considering that her dismissal was not based on a real and serious ground and that it was detrimental to her in many ways.

Ainsi, au niveau professionnel, elle indiquait qu’il lui serait difficile de retrouver un emploi équivalent au regard du marché de l’emploi et de son âge.	As far as her career was concerned, she emphasized that it would be difficult for her to find an equivalent position in another company considering the state of the labor market and her age.

Elle indiquait également qu’elle subissait un préjudice moral important car elle estimait avoir été licenciée sans raison après de nombreuses années au service de WW et alors qu’elle avait toujours été très investie dans l’exercice de ses fonctions avec des résultats correspondant aux attentes de sa hiérarchie.

She also mentioned that she suffered from an important moral prejudice since she was dismissed with no ground after many years of service at WW, during which she had always been very involved in performing her duties and had reach results meeting the expectations of her hierarchy

Au regard de ces éléments, la Salariée informait la Société de son intention de saisir le Conseil de prud’hommes aux fins d’obtenir réparation des préjudices subis du fait de son licenciement dépourvu de cause réelle et sérieuse.

Based on the above, the Employee informed the Company of her intention to file a claim with the Labor Court in order to obtain damages for the harm caused by her unfair dismissal.

5. De son côté, la Société considérait que le licenciement de la Salariée était parfaitement justifié par les motifs indiqués dans la lettre de licenciement.	5. On its part, the Company considered that the Employee’s dismissal was perfectly justified by the reasons set forth in the dismissal letter.

A cet égard, la Société soulignait notamment l’importance des fonctions et responsabilités exercées par la Salariée qui justifiaient parfaitement que cette dernière soit totalement alignée avec la stratégie déployée par la Société et plus généralement le groupe.

In this respect, the Company underlined the importance of the Employee’s position and high responsibilities that perfectly justified that she had to be fully aligned with the strategy implemented by the Company and, more generally, by the group.

Elle indiquait par ailleurs que les changements envisagés dans la ligne managériale étaient, selon elle, sans conséquence aucune sur le poste, la qualification et les fonctions de la Salariée.	It also indicated that the contemplated reporting line changes were, in its opinion, of no consequence on the position, the qualification and functions held by the Employee.

La Société concluait que le licenciement prononcé pour cause réelle et sérieuse était parfaitement justifié et n’était en rien abusif.	The Company thus concluded that the dismissal for a real and serious ground was perfectly fair and not abusive.

6. C’est dans ce contexte que les Parties, constatant qu’elles étaient toujours en désaccord sur le bien-fondé et les conséquences du licenciement intervenu, ont recherché sur quelles bases elles pourraient se mettre d’accord pour trouver une solution transactionnelle au différend qui les oppose.

6. In this context, Parties acknowledged their disagreement over the grounds, the regularity and the consequences of the termination of the Employee’s employment contract and discussed possible terms and conditions of a settlement agreement in order to resolve their differences.

Les Parties s’étant rapprochées et ayant pris tous avis nécessaires à l’expression de leur libre consentement, sont alors convenues, par des concessions réciproques, de régler leur litige à titre transactionnel, forfaitaire et irrévocable, suivant les dispositions des articles 2044 et suivants du Code civil dans les conditions ci-après exposées.

The Parties therefore entered into discussions together and, having received all the guidance necessary to be able to freely express their consent, agreed to each make mutual concessions in order to resolve their dispute by way of a one-off, legally binding settlement payment, pursuant to the provisions of articles 2044 et seq of the French Civil Code, under the terms set out hereafter.

CECI EXPOSE, LES PARTIES SONT CONVENUES DE CE QUI SUIT :	HAVING SAID THAT, THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – rupture du contrat de travail	Article 1 – termination of the employment contract

Les Parties confirment que le licenciement de la Salariée lui a été notifié par lettre recommandée avec accusé de réception en date du 8 octobre 2020, présentée à son domicile le 10 octobre 2020.	The Parties confirm that the Company notified the Employee’s dismissal by registered letter with acknowledgment of receipt dated 8 October 2020, presented at her domicile on 10 October 2020.

Le contrat de travail de la Salariée prendra en conséquence définitivement fin le 10 janvier 2021, à l’issue de son préavis de trois mois que la Salariée a été dispensée d’effectuer, mais qui lui sera entièrement réglé (y compris ses avantages en nature liés à son véhicule), ce que la Salariée reconnaît expressément.

The Employee’s employment contract will consequently definitively end on 10 January 2021, at the end of her three months’ notice period during which the Employee was exempted from working, but which will be entirely paid to her (including her benefits in kind linked to her company car), what the Employee expressly acknowledges.

A l’issue du préavis, la Société adressera à la Salariée son certificat de travail, son solde de tout compte, ainsi que l’attestation Pôle Emploi.	At the end of the notice period, the Company will provide the Employee with her work certificate, her final statement of accounts and her unemployment form.

Article 2 – Solde tout compte	Article 2 – final salary payment

Il est rappelé que la Société versera à la Salariée, à la fin de son préavis, par virement, les sommes suivantes au titre de son solde de tout compte :	The Company will pay to the Employee, at the end of her notice period, by wire transfer, the following amounts in respect of her statement of all accounts:

-     Le salaire de base dû pour la période du 1er au 10 janvier 2021 ;

-     277.932,94 € bruts à titre d’indemnité légale de licenciement ;

-     Une indemnité compensatrice de congés payés ; en cours d’acquisition et acquis sur la base du salaire non réduit

-     245.235 € bruts à titre de bonus annuel au titre de l’année 2020.

-     The base salary owed for the period from 1st to 10 January 2021;

-     €277,932.94 gross as a legal dismissal indemnity;

-     A paid vacation indemnity corresponding to paid leave accrued or being accrued, calculated on the basis of the uncut base salary;

-     € 245,235 gross as the annual bonus for year 2020.

La Salariée déclare être d’accord sur le montant de ces sommes et leurs modalités de calcul. Elle se déclare ainsi remplie de tous ses droits au titre de l’exécution de son contrat de travail et de son solde de tout compte du fait du versement des sommes précitées et renonce à tout autre versement que ceux mentionnés ci-dessus pour quelque cause que ce soit.

The Employee declares that she agrees with the amount of these sums and the calculation method thereof. She thus declares that all of her rights relating to the performance of her employment contract and her final salary payments are fulfilled with the payment of the aforementioned sums and waives any payment other than those mentioned above on any grounds whatsoever.

De ces sommes seront déduites préalablement les cotisations salariales de sécurité sociale ainsi que la CSG/CRDS, conformément à la législation en vigueur, le cas échéant.	Social security charges as well as CSG/CRDS contributions will be deducted from these amounts in application of the legislation in force, if applicable.

Article 3 – indemnité transactionnelle	Article 3 – settlement indemnity

Sans que cela vaille reconnaissance de la légitimité de la contestation élevée par la Salariée relativement aux conditions et modalités de conclusion, d’exécution ou de rupture de son contrat de travail, la Société accepte de lui verser une indemnité transactionnelle, à titre de dommages et intérêts forfaitaires et définitifs, couvrant tous les préjudices, aussi bien moraux, sociaux, financiers que professionnels, liés tant à l’exécution qu’aux conditions de forme et de fond de conclusion, d’exécution, de modification et de rupture de son contrat travail, d’un montant brut de 398.125 € (trois cent quatre-vingt-dix-huit mille cent-vingt-cinq euros bruts).

Although the Company does not acknowledge the validity of the Employee’s claims relating to the terms and conditions of the execution, performance or termination of her employment contract, it agrees to pay to the Employee, as damages for all moral, social, financial or professional harm the Employee claims having suffered in connection with the execution, performance, modification or termination of her employment contract, a final lump-sum settlement indemnity in the gross amount of €398,125 (three hundred and ninety-eight thousand one-hundred and twenty-five euros gross).

L’indemnité transactionnelle sera versée en même temps que le solde de tout compte à l’issue du préavis.	The settlement indemnity will be paid at the same time than the final salary payment, at the end of the notice period.

La Salariée reconnaît que cette indemnité transactionnelle répare de manière équilibrée l’intégralité de son préjudice et constitue une juste contrepartie pour les concessions faites par elle au titre du présent protocole.

The Employee acknowledges that this settlement indemnity covers equitably all the harm she claims to suffer and constitutes a fair counterpart for the concessions made by her under this agreement.

L’indemnité transactionnelle suivra le traitement social et fiscal des indemnités de rupture tel que prévu notamment par les articles L.136-2 et L.242-1 du Code de la sécurité sociale et 80 duodecies du Code général des impôts, dont la Salariée déclare expressément avoir été informée par son propre conseil.

The settlement indemnity will be subject to the social and tax regime applicable to termination indemnities, as provided by Articles L. 136-2 and L.242-1 of the French Social Security Code and Article 80 duodecies of the French Tax Code. The Employee hereby expressly declares that he has been fully informed of said social and tax treatment by her attorney.

Article 4 – Actions accordées dans le cadre des plans de rsu, pu, stock-options	Article 4 - Shares granted in the framework of the rsu, pu, stock-options plans

Compte-tenu de son préavis, la Salariée était éligible à recevoir 5.234 Restricted Stock Units (RSU) au titre des acquisitions les 15 octobre 2020 et 15 novembre 2020. Elle reconnait donc être en capacité de « vester »  ces RSU aux dates indiquées ci-dessus.

Because of her notice period, the Employee was eligible to receive 5,234 Restricted Stock Units (RSU) for the vestings of 15 October 2020 and 15 November 2020. She therefore acknowledges that she can vest these RSUs on the vesting dates mentioned above.

En outre, la Salariée pourra exercer les stock-options acquis dans un délai de 90 jours à compter de la fin de son préavis en janvier 2021.	In addition, the Employee can exercise vested stock-options for up to 90 days from the end of her notice period in January 2021.

Conformément à l’accord entre les Parties et aux termes du WW International Stock Incentive Plan, tous les autres RSU, PU, Stock-Options et autres éléments de rémunération à long terme en cours d’acquisition à la date de la fin du préavis de la Salariée sont définitivement perdus, ce que Madame Pollier-Bousquet reconnait et accepte expressément.

In accordance with the common agreement of the Parties and with the provisions of the WW International Stock Incentive Plans, all other outstanding RSU, PU, Stock Options and any outstanding item of long-term incentive remuneration will be definitively forfeited which Mrs. Pollier-Bousquet acknowledges and expressly accepts.

Article 5 – Clause de non-concurrence	Article 5 – non-compete covenant

Les Parties reconnaissent que la clause de non-concurrence stipulée à l’article 6 de l’avenant au contrat de travail de la Salariée en date du 6 mai 2016 n’a pas été levée par la Société au moment de la notification du licenciement.

The Parties acknowledge that the non-compete covenant stipulated in article 6 of the amendment to the Employee’s employment contract dated 6 May 2016 was not waived by the Company upon notification of the dismissal.

En conséquence, la Salariée reconnaît être soumise à une obligation de non-concurrence selon les termes et conditions fixés dans cet article.	Consequently, the Employee acknowledges that she is subject to a non-compete covenant under the terms and conditions mentioned in the above-mentioned article.

La Société reconnaît quant à elle que la contrepartie financière de la clause de non-concurrence, qui correspond à 75% de la rémunération moyenne mensuelle brute sur les 12 mois précédents la notification du licenciement est versée à la Salariée pendant 6 mois à compter de son dernier jour travaillé, soit un montant de 42.319,91 euros bruts versé durant 6 mois (ce montant incluant l’indemnité de congés payés comme prévu au contrat de travail).

For its part, the Company acknowledges that the financial compensation for the non-compete covenant, which amount is 75% equal to the Employee’s average gross monthly remuneration calculated over the last 12 months preceding the notification of dismissal is paid to the Employee during 6 months as of her last day of work, i.e. €42,319.91 gross paid during 6 months (this amount includes the indemnity for paid leave as provided in the employment contract).

Article 6 – Concessions de la salariée

La Salariée reconnaît que les montants spécifiés aux articles 2 et 3 ci-dessus couvrent l’intégralité de ses droits dont elle se déclare remplie, relatifs tant (i) à la conclusion, l’exécution ou la rupture de son contrat de travail et de l’ensemble des relations contractuelles avec la Société toute autre société du Groupe WW (dont ses mandats sociaux, y compris le mandat de Gérant de la société WW.fr) qu’aux (ii) conséquences de la rupture de son contrat de travail, et plus généralement de sa relation contractuelle avec la Société et toute autre société du Groupe WW (y compris la cessation de ses mandats sociaux, en particulier s’agissant de la révocation de son mandat de Gérant de WW.fr), et déclare renoncer irrévocablement à réclamer à la Société ou à toute autre société du Groupe WW tout autre versement notamment au titre de son solde de tout compte ainsi que tous autres avantages en nature ou en argent de quelque sorte, notamment les sommes et avantages de quelque nature, tels que et sans que cette liste soit limitative, les salaires et rappels de salaires, bonus ou primes diverses, stock-options, participation, intéressement, ventes d’actions ou de participation, RSU (Restricted Stock Units), à l’exception des éléments visés à l’article 4 ci-dessus et de la participation légale,  PU ou tout autre élément de rémunération à long terme, dividende, heures supplémentaires ou autre indemnité liée à la réduction du temps de travail, prime de vacances, de fin d’année ou d’ancienneté, treizièmes mois, indemnités liées aux congés payés ou exceptionnels ou au préavis, indemnités de rupture (dont l’indemnité de licenciement), avantages en nature (à quelque titre que ce soit), remboursement de frais professionnels, indemnité de non concurrence, etc., pouvant lui être dus par la Société ou toute autre société du Groupe WW à quelque titre que ce soit, et qu’elle est satisfaite dans tous ses droits sans exception ni réserve.

Article 6 – concessions of the employee

The Employee hereby acknowledges that the amounts and rights specified above in articles 2 and 3 cover all of her rights which she declares being satisfied in all respect, in connection with (i) the execution, performance and termination of her employment contract and all contractual relationships that existed with the Company or with any other companies of the WW Group (including her corporate offices, including her corporate office as Gérant of WW.fr) and (ii) the consequences of the termination of her employment contract, and more generally, of her contractual relationship with the Company and any company of the WW Group (including her resignation for her corporate offices, especially concerning the removal from her corporate office of Gérant of WW.fr), and declares that she will not bring any claims against the Company or any of the companies belonging to the WW Group for any amount of whatsoever nature notably with respect to her final statement of all accounts as well as for any types of benefits in kind or in cash, namely any and all amounts and benefits, whatever their nature, including but not limited to, salary, back salary, all types of bonuses or premiums, stock options, mandatory or voluntary profit-sharing, sale of shares or participations, RSU (Restricted Stock Units), subject to the ones mentioned in article 4 above and of the mandatory profit-sharing, PU or any other item relating to a long-term incentive plan, dividends, overtime, or any other indemnity in connection with the reduction of working time, vacation bonus, end-of-year bonus, length of service bonuses, thirteenth month salary, indemnity for paid vacation or other exceptional leave, notice period indemnity, termination payments (including severance indemnity), benefits in kind (granted in whatsoever respect), reimbursement of business expenses, non compete compensation, etc., which could be due to her by the Company or any company of the WW Group for any reason whatsoever, and that all of her rights have been fulfilled without any exceptions or reservations whatsoever.

Article 7 -renonciation a toute réclamation, instance ou action	Article 7 – waiver of any disputes, claims and all lawsuits

Moyennant le respect des engagements respectifs pris au présent accord, les Parties renoncent irrévocablement l'une envers l'autre, à toutes contestations, réclamations et à toutes instances ou actions judiciaires de quelque nature qu'elles soient qui trouveraient leur origine, soit directement soit indirectement, dans la formation, l'exécution ou la rupture des relations contractuelles ayant existé entre elles et reconnaissent que plus aucune contestation ne les oppose et qu'elles ont mis fin à leur différend.

Subject to compliance with the commitments made respectively under the present agreement, the Paris waive irrevocably against each other all disputes, claims and all lawsuits and legal actions of whatsoever nature that are, directly or indirectly, linked to the execution, performance or termination of the contractual relationships that existed between them and acknowledge that there is no more claim between them and that they have settled their dispute.

La Société renonce à se prévaloir de quelque grief que ce soit à l'encontre de la Salariée, tout comme la Salariée renonce à contester la cessation de son contrat de travail et plus largement de toute relation contractuelle avec le groupe et à se prévaloir de quelque droit et quelque préjudice que ce soit pouvant éventuellement se rattacher à cette cessation ou plus largement à la cessation de toute relation avec la Société et toute autre société du groupe auquel elle appartient.

The Company undertakes not to invoke any claim of whatsoever nature against the Employee; similarly, the Employee waives to challenge the termination of her employment contract and more generally any other contractual relationship with the group and to invoke any right or harm of whatsoever nature that could potentially be linked to said termination or more generally to the termination of any relationship with the Company and any other group company.

En particulier, sous réserve de la parfaite exécution du présent protocole, la Salariée déclare renoncer définitivement et irrévocablement à tous droits, instances et actions, quel qu’en soit le fondement et quelle que soit la juridiction qui pourrait être saisie, relatifs à la conclusion, l’exécution et la rupture de son contrat de travail, et plus généralement de l’ensemble des relations contractuelles (y compris en tant que mandataire social) avec la Société ou de toute autre société du Groupe WW et, plus généralement, à tout lien contractuel ou tous droits qu’il pourrait faire valoir à l’encontre de la Société ou de toute autre société du Groupe WW ou de leurs membres et notamment leurs actionnaires, dirigeants, administrateurs ou employés.

In particular, and subject to the proper execution of the present settlement agreement, Employee declares that she definitively and irrevocably waives all rights, claims and actions of any kind and before whatsoever jurisdiction in connection with the execution, performance or termination of her employment contract, and more generally all contractual relationships (including as corporate officer) with the Company or with any other company of the WW Group, and more generally, in connection with any contractual link or rights that he could assert against the Company or any other company of the WW Group or their members, including in particular, their shareholders, directors, officers or employees.

Réciproquement la Société renonce à toutes instances et actions à l’encontre de la Salariée au titre de l’exécution de ses fonctions au sein de la Société et dans le cadre des mandats sociaux exercés dans les diverses filiales du

Reciprocally, the Company waives all claims and actions against the Employee in respect of the performance of her duties within the Company and in connection with the corporate offices held in the various group subsidiaries listed in the appendix 1 to the present agreement, except claims which groupe listés en annexe 1, à l’exception d’actions qui seraient fondées sur des faits de la Salariée (découlant de son emploi ou de ses mandats sociaux) qui seraient pénalement répréhensibles et dont la  Société et/ou toute autre entité ou société du groupe dans le monde au sein desquelles la Salariée  a exercé un mandat social, n’auraient pas connaissance au jour de la signature du présent accord.

would be based  on the Employee’s acts (deriving from her employment or corporate offices) which would be criminally reprehensible and which the Company and/or any other entity of the group at a worldwide level where the Employee held a corporate mandate would not be aware of at the date of the present agreement.

Article 8 – Information de la salariée sur le traitement social, fiscal et sur le différé d’indemnisation chômage	Article 8 – information of the employee on the tax and social implication as well as on the unemployment waiting period

La Salariée reconnaît par ailleurs avoir été informée des conséquences liées au versement des sommes objet du présent protocole en termes fiscaux ainsi que des règles applicables en matière d’assurance chômage, notamment concernant le différé d’indemnisation. Elle déclare faire son affaire personnelle des déclarations devant être faites à l’administration fiscale au titre des sommes versées, la Société faisant son affaire personnelle des déclarations sociales et des organismes sociaux.

The Employee hereby acknowledges that he has been informed of the tax implications of the amounts paid under this agreement as well as the applicable rules in connection with the French unemployment fund coverage, in particular with respect to the waiting period. She hereby expressly acknowledges that he will deal personally with the declarations and other formalities to be made to the tax administration regarding the amounts paid to her, the Company shall be in charge of social declarations to the relevant social administrations.

Article 9 – restitution du matériel et des documents	Article 9 – return of equipment and documents

La Salariée reconnaît qu’elle doit restituer tous les matériels et documents appartenant à la Société ou à toute autre société du Groupe WW, en particulier sa voiture de fonction etsa carte essence. En outre, la Salariée déclare n’avoir conservé aucune copie ou reproduction de tels documents.

The Employee acknowledges that she has to return all equipment and documents belonging to the Company or any company of the WW Group, notably [her company car and her fuel card. The Employee declares not having retained any copy or any form of reproduction of such documents.

Il est convenu entre les Parties que la Salariée conservera, sans frais supplémentaire, et après que tous les documents relatifs à la Société, à son activité et au groupe auquel elle appartient en aient été effacés, son ordinateur portable, son téléphone portable, sa tablette ainsi que son numéro de téléphone professionnel, dans le cadre d’une portabilité que la Salariée se chargera d’effectuer.

It is agreed between the Parties that the Employee will keep, with no charge, and after that all documents relating to the Company, its activities and the group to which it belongs will have been wiped from it, her laptop, her mobile phone, her Ipad as well as her mobile phone number, for which the Employee will have to organize a portability.

Article 10 – mandats sociaux	Article 10 – Corporate offices and mandates

La Salariée reconnaît avoir été révoquée de son mandat de Gérant au sein de WW.fr et avoir démissionné de l’ensemble des autres mandats sociaux dont elle était titulaire au sein du groupe WW qui sont listés dans l’annexe 1 au présent accord. Elle s’engage à remplir l’ensemble des formalités nécessaires, suivant la législation du pays concerné, pour mettre en œuvre de manière effective ces démissions.

The Employee acknowledges that she resigned from all the corporate offices and mandates she held within the group WW and which are listed in the appendix 1 to the present agreement. She commits to undertake any necessary formalities, depending on the applicable law of the concerned jurisdiction, to duly implement such resignations.

Elle confirme n’avoir aucune réclamation à ce titre et en particulier aucune réclamation ou contestation sur les conditions et motifs de la révocation de son mandat de Gérant au sein de WW.fr susvisé. Article 11 – obligation de réserve

She confirms that she has no claim in this respect, and most notably that she has no claim or dispute arising from the conditions and grounds or her removal of her above-mentioned corporate office as Gérant of WW.fr.

Article 11– obligation de reserve	Article 11– Reserve obligation

La Salariée s’engage à respecter, à compter de la signature de la présente, une stricte obligation de réserve quant aux propos qu’elle pourrait tenir concernant la Société ou toute autre société du Groupe WW ainsi que leurs membres, y compris notamment leurs actionnaires, dirigeants, administrateurs ou salariés.

The Employee hereby undertakes, with effect from the execution of this agreement, to exercise strict reserve with respect to any remarks she may make regarding the Company or any other company of the WW Group as well as their members, including in particular their shareholders, directors, officers or employees.

Elle s’engage notamment à s’abstenir de tout dénigrement public ou privé à leur encontre, et à s’abstenir de tout agissement quelconque de nature à les discréditer ou à leur porter préjudice.	She further commits that she will not make any disparaging remarks in private or in public with respect to them or perform any acts that would discredit them or be damaging to them in any way.

La Société prend un engagement réciproque à l’égard de la Salariée.	The Company hereby agrees to make the same undertaking with regard to the Employee.

Les Parties s’engagent à procéder à une communication concertée interne et externe sur le départ de la Salariée.	The Parties commit to proceed to an agreed internal and external communication about the departure of the Employee.

Article 12 – obligation générale confidentialité	Article 12 – general obligation of confidentiality

La Salariée s’engage également à respecter la plus grande confidentialité, tant en interne vis-à-vis des membres du personnel de la Société ou des autres sociétés du Groupe WW qu’en externe à l’égard de tiers quels qu’ils soient, sur :

The Employee hereby undertakes to keep the following strictly confidential and not to discuss what follows either internally, with any employees of the companies of the WW Group, or externally:

12.1.toutes les informations et connaissances se rapportant aux activités de la Société ou des autres sociétés du Groupe WW, auxquelles elle aura eu accès à l’occasion et dans le cadre de ses fonctions salariales;

12.1.any information or knowledge relating to the business of the Company or any company of the WW Group to which, she may have had access in the course of her employment;

12.2.toutes les informations dont elle aurait pu avoir connaissance sur la situation de l’activité au sein de la Société ou des sociétés du Groupe WW et notamment sur le statut des personnels qui sont rattachés à cette activité, sur l’organisation de cette activité et sur les orientations stratégiques du Groupe WW en ce domaine; et

12.2.any information she may have had knowledge of regarding the state of the Company’s business or the state of the businesses of any company of the WW Group and namely the status of the employees working in this business, how this business is run and the WW Group’s strategy in this regard; and

12.3.toutes les réclamations, demandes, contestations qu’elle a formulées dans le cadre du présent différend et sur les actions qu’elle a menacé d’engager à l’encontre de la Société ou d’une autre société du Groupe WW et, d’une manière plus générale, sur l’ensemble des circonstances ayant concouru à la rupture des relations contractuelles avec la Société et toute autre société du Groupe WW.

12.3.all claims, requests and objections that she made as part of this dispute, and the legal action that he threatened to take against the Company or any company of the WW Group, and more generally, the circumstances which led up to the termination of her contractual relationships with the Company and any other company of the WW Group.

Article 13 – violation des termes du présent accord	Article 13 – violation of the terms of the present agreement

Les Parties reconnaissent que toute violation des obligations réciproques prévues par le présent protocole, dont notamment celles relatives à la confidentialité, est de nature à remettre en cause le présent protocole.

The Parties hereby acknowledge that any violation of the reciprocal undertakings set out herein, namely the confidentiality obligations, shall challenge the agreement.

Article 14 – confidentialité du présent accord	Article 14 – confidentiality of the present agreement

Les Parties s’engagent respectivement à conserver au présent protocole transactionnel, ainsi qu’à l’ensemble des négociations qui ont conduit à sa conclusion, un caractère strictement confidentiel, sauf pour les Parties à se prévaloir de cette transaction devant les tribunaux pour en exiger le respect des termes ou demander à ce que soit sanctionné leur non-respect.

The Parties hereby agree to keep this settlement agreement and the negotiations that led up to its execution strictly confidential, provided however that the Parties shall be authorized to rely on this settlement agreement in court for the purposes of obtaining compliance with its terms or petitioning for penalties in the event of non-compliance.

Il est toutefois convenu entre les Parties que le contenu du présent protocole transactionnel pourra être révélé aux représentants habilités des autorités administratives et des organismes sociaux, mais sur leur demande expresse seulement.

Notwithstanding the above, the Parties hereby agree that the terms of this settlement agreement may be disclosed to authorized representatives of the public authorities and social security agencies, but only at their express request.

Article 15 – frais	Article 15 – fees and expenses

Chaque partie s’engage à garder à sa charge les frais occasionnés par les présentes, notamment les honoraires de ses conseils respectifs, sans recours possible contre les autres parties à ce titre.

Each party shall pay all fees and expenses for which they are responsible in connection with this agreement, namely their respective attorney’s fees, and shall not hold the other party liable for such payment.

Par ailleurs, chacune des Parties répond et répondra du paiement de toute somme qui lui incombe ou qui pourrait lui incomber en application des dispositions légales en vigueur.	Each party agrees to pay all amounts for which they are responsible or may be responsible in the future under applicable legislation.

Article 16 – dispositions finales	Article 16 - final provisions

Le présent accord exprime l’intégralité des conventions et engagements des Parties en ce qui concerne leurs droits et obligations attachées à la rupture du contrat de travail de la s Salarié et plus généralement de ses relations avec la Société et tout autre société du Groupe WW.

This agreement represents the entire agreement and undertakings between the Parties regarding their rights and obligations in connection with or arising out of the termination of the Employee’s employment contract and more generally of her relationships with the Company and any other company of WW Group.

La Salariée reconnaît avoir disposé du temps et des conseils nécessaires pour mesurer la portée de cet accord.	The Employee hereby acknowledges that she had a sufficient amount of time to consider this agreement and that she discussed this agreement with her attorney and understands it.

En signant le présent accord, les Parties se reconnaissent quittes et libérées l’une envers l’autre, tous comptes se trouvant définitivement réglés et apurés entre elles pour toute cause que ce soit.	By signing this agreement, the Parties hereby acknowledge that any and all obligations of any kind that either party may have had towards the other have been completely settled.

Chacune des Parties s’engage à exécuter de bonne foi le présent accord qui constitue une transaction au sens des articles 2044 et suivants du Code civil français.

The Parties hereby commit to perform the present agreement in good faith and acknowledge that this agreement constitutes a settlement agreement within the meaning of articles 2044 et seq. of the French Civil Code.

Article 17 – loi applicable	Article 17 – governing law

Le présent accord est soumis à la loi française et tout litige s’y rapportant sera de la compétence exclusive des tribunaux français.	This agreement is governed by French law and any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.

La version française du présent accord a été traduite en anglais à titre informatif uniquement. Cette version anglaise n’a ainsi aucune valeur.	The French version of the settlement agreement has been translated into English for information purposes only. This English version has thus legal value.

Fait à Guyancourt, le 17/11/2020.

En 3 exemplaires originaux

/s/ Nicholas Hotchkin

WW France SAS *

Représenté par Nicholas Hotchkin,

Dûment habilité

/s/ Corinne Pollier-Bousquet

madame corinne pollier-bousquet *

* Parapher chaque page et faire précéder la signature, en dernière page, de la mention manuscrite « Lu et approuvé, bon pour transaction et désistement d’instance et d’action ».

En présence de

/s/ Nicholas Hotchkin WW.FR SARL Représentée par Nicholas Hotchkin Dûment habilité

EXIBIT A
Subsidiary	Position(s)
WW Belgium NV	Director
WW (Deutschland) GmbH	Director
WW At Work GmbH	Director
Il Salvalinea S.R.L.	Director
WW.nl B.V	Director
WW Netherlands B.V	Director
Weight Watchers Operations Spain, S.L.	Director
Weight Watchers Spain, S.L.	Director
WW Nordics AB	Director
WW (Switzerland) SA	Director
Weight Watchers UK Holdings Ltd.	Director
WW GBR Limited	Director
WW.co.uk Online Limited	Director